Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com	For Immediate Release

U.S. Global Investors Announces Selection of Grant Thornton as Its New Auditor, Continuation of Stock Repurchase Program and Monthly Dividend

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SAN ANTONIO—December 21, 2022—U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today announces that, following a rigorous and competitive review process, it has selected Grant Thornton LLP as its new independent registered public accounting firm. Grant Thornton LLP (GT) is the U.S. member of Grant Thornton International Ltd (GTIL). GT is a national firm with offices throughout the United States and GTIL is an international organization with member firms throughout the world. The change of the Company’s audit firm was approved by the Board of Directors (the “Board”).

November Stock Buybacks

In November 2022, the Company repurchased 24,795 of its shares at a net cost of around $73,600. This represents a 25% increase over the number of shares repurchased in the previous month and an approximately 625% increase over the number of shares repurchased in November 2021.

Enhanced Stock Repurchase Program

The Company is also pleased to announce that the Board has approved the renewal of its current stock repurchase program, which allows the Company to purchase up to $5 million of its stock per calendar year. As of December 14, 2022, the Company modified the algorithm used to purchase stock so it may buy back shares of GROW stock when the price is flat or down from the previous trading day, which may increase the number of trading days it can buy back shares.

Scheduled Dividends

A monthly dividend of $0.0075 per share was authorized December 16, 2022, to continue through March 2023. The dividend record dates are January 9, February 13, and March 13, and the payment dates are January 23, February 27 and March 27.

The continuation of future cash dividends will be determined by the Board of Directors, at its sole discretion, after review of the company’s financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the company and general business conditions.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment advisory services to U.S. Global Investors Funds and U.S. Global ETFs.

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